Exhibit 99.1

Real Goods Solar Reports Third Quarter Fiscal 2009 Results

•	Revenue of $23.0 million

•	Return to profitability

Boulder, CO, November 4, 2009 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential solar energy integrator, today announced results for its third quarter ended September 30, 2009.

Revenue for the third quarter of 2009 increased 122.3% to $23.0 million from $10.3 million recorded in the same period last year, primarily due to organic growth and acquisitions.

Gross profit increased to $5.0 million, or 21.8% of revenue, for the quarter from $2.8 million, or 27.2% of revenue, in the comparable period last year. The decrease in gross margin percentage primarily reflects an increased mix of lower margin commercial installations during the third quarter of 2009. In the fourth quarter gross margin is expected to return to the mid-twenties.

Operating expenses as a percent of revenue decreased to 20.7% for the quarter, from 31.8% in the comparable period last year. This decrease is partially a reflection of the significant fixed cost component of the business and the available leverage as revenues scale. Additionally, the lower operating expenses have been a result of the significant cost savings achieved by transitioning all past acquisitions to a single set of systems and a unified brand.

Net income for the third quarter was $0.2 million, or $0.01 per share, as compared to a net loss of $0.2 million, or $0.01 per share, for the comparable period last year.

For the nine months ended September 30, 2009, revenue was $45.2 million, a 75.6% increase from $25.7 million in the comparable period last year. Net loss totaled $1.8 million, or $0.10 per share, compared to a net loss of $0.6 million, or $0.04 per share, for the nine months ended September 30, 2008.

Results for 2008 do not include Real Goods Solar’s acquisition of Regrid Power on October 1, 2008 and only include two months of results for the acquisition of Independent Energy Systems on August 1, 2008. On a pro forma basis, adding the $6.0 million of revenue from acquisitions not included in the third quarter 2008 reported results, internal revenue growth was approximately 41%.

“In the third quarter we saw the return of strong demand for residential solar,” commented John Schaeffer, President. “Bookings were robust throughout the quarter and we are pleased with the size of our current backlog. Revenue for the quarter showed significant growth as a result of increasing installation capacity as well as completion of the first phase of our Fremont High School project. What I am most excited to report is our return to profitability in the third quarter, a milestone that has been our highest priority.”

“We really began to see the leverage in our business during the third quarter, which helped drive us to profitability,” said Erik Zech, Chief Financial Officer. “While our gross margin was down from the previous quarter, we saw a decline in operating expenses as a percentage of revenue to 20.7% in the third quarter, as compared to 33.2% in the second quarter. Our balance sheet continued to strengthen during the quarter with our cash balance improving to $14.1 million.”

Real Goods Solar will host a conference call tomorrow, November 5, 2009, at 8:30 a.m. PST (11:30 a.m. EST) to review the third quarter results.

Dial-in No.:	877-941-2068 (domestic) or 480-629-9712 (international)
Passcode:	Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EST on November 12, 2009.

Replay number:	800-406-7325 (domestic) or 303-590-3030 (international)
Pin:	4180678

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential solar energy integrator, having installed over 5,000 solar systems. Real Goods Solar offers turnkey solar energy services, and has 31 years of experience in residential solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Contact:	Erik Zech
Chief Financial Officer
415-456-2800 x107
erik.zech@realgoods.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30, 2009		Three Months Ended September 30, 2008
Net revenue	$22,966	100.0%	$10,333	100.0%
Cost of goods sold	17,952	78.2%	7,527	72.8%

Gross profit	5,014	21.8%	2,806	27.2%
Operating expenses	4,756	20.7%	3,287	31.8%

Income (loss) from operations	258	1.1%	(481)	-4.6%
Interest income	1	0.0%	118	1.1%

Income (loss) before income taxes	259	1.1%	(363)	-3.5%
Income tax expense (benefit)	101	0.4%	(137)	-1.3%

Net income (loss) attributable to Real Goods Solar, Inc.	$158	0.7%	$(226)	-2.2%

Weighted-average shares outstanding:
Basic	18,271		15,816
Diluted	18,273		15,816

Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$0.01		$(0.01)
Diluted	$0.01		$(0.01)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine Months Ended September 30, 2009		Nine Months Ended September 30, 2008
Net revenue	$45,210	100.0%	$25,742	100.0%
Cost of goods sold	34,616	76.6%	18,461	71.7%

Gross profit	10,594	23.4%	7,281	28.3%
Operating expenses	13,527	29.9%	8,383	32.6%

Loss from operations	(2,933)	-6.5%	(1,102)	-4.3%
Interest income	1	0.0%	202	0.8%

Loss before income taxes	(2,932)	-6.5%	(900)	-3.5%
Income tax benefit	(1,138)	-2.5%	(346)	-1.3%

Net loss	(1,794)	-4.0%	(554)	-2.2%
Net (income) attributable to the noncontrolling interest	—	0.0%	(5)	0.0%

Net loss attributable to Real Goods Solar, Inc.	$(1,794)	-4.0%	$(559)	-2.2%

Weighted-average shares outstanding:
Basic	18,145		14,045
Diluted	18,145		14,045

Net loss per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$(0.10)		$(0.04)
Diluted	$(0.10)		$(0.04)

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$14,086	$12,339
Accounts receivable, net	12,655	7,711
Inventory, net	4,095	9,170
Deferred costs on uncompleted contracts	387	970
Deferred advertising costs	499	251
Receivable and deferred tax assets	570	704
Other current assets	668	332

Total current assets	32,960	31,477
Property and equipment, net	5,103	5,298
Goodwill	732	—
Deferred tax assets	3,471	2,239
Other assets	896	1,051

Total assets	$43,162	$40,065

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$10,205	$6,501
Accrued liabilities	2,326	1,135
Deferred revenue on uncompleted contracts	49	400
Payable to Gaiam	527	1,111

Total current liabilities	13,107	9,147

Total shareholders’ equity	30,055	30,918

Total liabilities and shareholders’ equity	$43,162	$40,065